Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-39827
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================================================================================
PROSPECTUS
Issued December 31, 1997
                                2,172,690 SHARES

                      PACIFIC AEROSPACE & ELECTRONICS, INC.

                                  COMMON STOCK

     This Prospectus relates to (i) up to 2,172,690 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company") and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional shares as may be issuable upon conversion of the Company's convertible notes in the initial aggregate principal amount of $5,800,000 (the "Convertible Notes") as the result of stock splits, stock dividends and other antidilution provisions (including decreases in the conversion price of the Convertible Notes). The Shares may be offered by certain noteholders of the Company (the "Selling Shareholders") from time to time in transactions (a) through the Nasdaq National Market System ("Nasdaq NMS"), (b) in privately negotiated transactions, (c) through the writing of options on the Shares, (d) to cover short sales, or (e) through a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

     All of the Shares were "restricted securities" under the Securities Act, before their registration under the Registration Statement of which this Prospectus is a part (the "Registration Statement"). The Company issued the Convertible Notes to the Selling Shareholders in a private placement in August 1997 (the "Convertible Note Offering"). The Shares offered by this Prospectus (the "Offering") are shares of Common Stock issuable on conversion of the Convertible Notes as of the date of this Prospectus, up to a maximum of 2,172,690 Shares, plus an indeterminate number of additional shares of Common Stock issuable pursuant to the antidilution provisions of the Convertible Notes. This Prospectus has been prepared so that future sales of the Shares by the Selling Shareholders will not be restricted under the Securities Act. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders."

     The Common Stock is quoted on the Nasdaq NMS under the symbol "PCTH." On December 18, 1997, the closing sale price for the Common Stock, as reported on the Nasdaq NMS, was $4.7813 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                        --------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

No person is authorized in connection with any offering made by this Prospectus to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered by this Prospectus to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made by this Prospectus shall under any circumstances imply that the information contained in this Prospectus is correct as of any date subsequent to the date hereof.

                               -------------------

                                TABLE OF CONTENTS

                                                                         Page

      Available Information.................................................3
      Incorporation of Certain Documents by Reference.......................3
      Risk Factors..........................................................5
      Selling Shareholders ................................................11
      Plan of Distribution.................................................13
      Indemnification for Securities Act Liabilities.......................14
      Legal Matters........................................................14
      Experts..............................................................14

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance with the Exchange Act. The Company has also filed with the Commission a Registration Statement under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 on the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Its address is http://www.sec.gov. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person who receives a copy of this Prospectus, on written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated). Requests should be directed to Pacific Aerospace & Electronics, Inc., 434 Olds Station Road, Wenatchee, Washington 98801, Attention: Nick A. Gerde, (509) 664-8000.

     The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1997;

     (2)  the Company's current report on Form 8-K dated June 23, 1997;

     (3) the Company's Quarterly Report on Form 10-QSB for the three-month period ended August 31, 1997;

     (4)  the Company's current report on Form 8-K dated December 2, 1997;

     (5) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended May 31, 1997; and

     (6) the description of the capital stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on February 6, 1997.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this Offering shall be deemed incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any later-filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

     The Company's principal offices are located at 434 Olds Station Road, Wenatchee, Washington 98801, and its telephone number is (509) 664-8000.

                                  RISK FACTORS


     Forward-looking statements in this Prospectus, or in the documents incorporated by reference, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, the following risk factors, and actual results could differ materially from those projected in the forward-looking statements as a result of those risk factors.

     Past History of Net Losses. While the Company reported net profit of $811,000 in the first quarter of fiscal 1998 and $1,682,000 in fiscal 1997, it reported net losses of $1,411,000 in fiscal 1995 and $999,000 in fiscal 1996, and has not demonstrated a continuing ability to achieve substantial profitable operations. The Company's ability to maintain profitable operations in the future will depend on many factors, including the Company's ability to assimilate its recent and proposed future acquisitions and to finance its subsidiaries' production, the degree of market penetration of its products, its ability to develop new products, the degree of market acceptance of new products, and the level of competition in the markets in which the Company operates. The Company's orders and backlog are growing, and the Company must spend more to support a higher level of inventory and operations. These requirements will affect cash flow and results of operations over the short term and could result in significant future losses if expected growth is not sustained.

     Acquisition Risks. As part of its business strategy, the Company has recently grown rapidly as a result of several acquisitions that have placed, and will continue to place, a significant strain on its management, financial and other resources. Past and future acquisitions may subject the Company to many risks, including risks relating to integrating and managing the operations and personnel of acquired companies, and maintaining and implementing uniform standards, controls, procedures and policies. The success of future acquisitions will depend, in part, upon the Company's ability to assess and manage the risks typically associated with acquisitions, including the risks of assessing the value, strengths, and weaknesses of acquisition candidates or new products, possible diversion of management attention from the Company's existing businesses, reduction of cash, disruption of product development cycles, dilution of earnings per share, or other factors. A failure to achieve or sustain the anticipated benefits of any acquisition could result in that acquisition having a detrimental effect on the Company's results of operations, cash flow and financial condition.

     Collection of Bridge Loans. The Company recently announced that it would not be forming its proposed information technology group and that it was terminating letters of intent with the four companies proposed to be acquired to form that group. As of December 18, 1997, the Company had made bridge loans, in the aggregate principal amount of $5,797,772, to three of the companies originally under consideration for inclusion in the proposed information technology group, and had guaranteed a $1,300,000 bank line of credit to one of those companies. Each of those companies is currently pursuing alternative financing sources, and the Company has agreed with one of the borrowing companies to forbear from instituting legal action if it makes specified payments to the Company from the proceeds of its alternative financing. However, there is no assurance that the Company will be able to collect any or all of those loans. The failure of one or more of those companies to repay its loans could have a detrimental effect on the Company's cash flow and financial condition.

     Dependence on Significant Customers. The Cashmere Manufacturing Co., Inc. subsidiary of the Company ("Cashmere") depends almost entirely on sales to The Boeing Company ("Boeing"). As a result of this dependence on Boeing, general economic conditions and events affecting Boeing, all of which are outside the Company's control, may have a significant impact on Cashmere's sales and consequently on the Company's overall results of operations. Cashmere has entered into contracts with Boeing that extend beyond one year to supply parts at fixed prices. Accordingly, aluminum or other metal price increases or other cost increases can adversely affect Cashmere's margins on the sale of those parts. In addition, Boeing has considerable flexibility under its contract with Cashmere to reduce its level of orders or to cease ordering products from Cashmere. Similarly, the Company's Morel Industries, Inc. subsidiary ("Morel") depends on sales to PACCAR Inc. and its Kenworth and Peterbilt divisions (collectively, "PACCAR"). PACCAR has no contractual obligation to continue to place orders for Morel's products. Both Cashmere and Morel have developed and are implementing strategies intended to decrease their reliance on sales to these primary customers. However, there is no assurance that either Cashmere or Morel can successfully reduce its reliance on Boeing and PACCAR, respectively, to a degree that will protect the Company if sales to these primary customers decrease unexpectedly.

     Possible Need for Additional Capital. The Company believes that the net proceeds from its February 1997 private offering of Preferred Stock, the Convertible Note Offering, and its recent private offering of common stock and promissory notes (the "Fall 1997 Offering"), together with its credit facility with Key Bank of Washington and internally generated funds, will be sufficient to meet the Company's currently budgeted working capital requirements for at least the next 12 months. The Company's actual capital needs, however, will depend on many factors, including the amount of revenue generated from operations, the cost of increasing the Company's sales and marketing activities, the ability of third-party suppliers to meet product commitments, future acquisitions, and the continuing availability of bank financing, none of which can be predicted with certainty. The Company may receive additional funds upon the exercise of outstanding warrants and stock options, but there is no assurance that any such warrants or stock options will be exercised. As a result of these factors, the Company is unable to predict accurately the amount or timing of future capital that it will need. The inability to obtain additional capital if and when needed could materially and adversely affect the Company's business and results of operations.

     Competition. The Company operates in highly competitive markets. Most of its competitors have greater financial resources, broader experience, better name recognition and more substantial marketing operations than does the Company, and represent substantial long-term competition. The industries in which the Company currently competes are characterized by ongoing product development efforts and evolving technology, and success depends in part on the ability to gain a competitive advantage through proprietary technology. Although the Company believes that its proprietary technology may give it a competitive advantage with respect to its technology-based products, new developments by competitors are expected to continue. The Company's competitors may develop products that are viewed by customers as more effective or more economic than the Company's product lines. The Company may not be able to compete successfully against current and future competitors, and the competitive pressures faced by the Company may materially adversely affect the Company's business and results of operations.

     Technological Change; Development of New Products. The market for the Company's products is characterized by steadily evolving technology and industry standards, changes in customer needs, and new product introductions. The Company's success will depend on its ability to enhance its current products, develop new products that meet changing customer needs, advertise and market its products, and respond to evolving industry standards and other technological changes on a timely and cost-effective basis. The Company may not succeed in developing new products or enhancing its existing products on a timely basis, and such new products or enhancements may not achieve market acceptance. Furthermore, from time to time the Company and others may announce new products, enhancements or technologies that have the potential to replace or render the Company's existing products obsolete. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, the introduction of new products or enhancements by others, or any significant delays in the development or introduction of new products by the Company, could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Key Personnel. The Company's success depends significantly on Donald A. Wright, the Company's Chief Executive Officer and President, and a small number of other senior management and operational personnel. The loss of the services of any of these employees could have a material adverse effect on the Company's ability to achieve its business objectives. The Company has key man life insurance policies on the life of Mr. Wright in the total amount of $3 million. The Company's growth and future success will depend in large part on its ability to attract and retain additional senior managers and highly skilled personnel to provide management and technological depth and support, to enhance and market its existing products and to develop new products. Competition for skilled management, technical, marketing and sales personnel is intense. There is no assurance that the Company will be successful in attracting and retaining the key management, technical, marketing and sales personnel needed to support its business and its recent and future acquisitions, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     Reliance on Proprietary Technology. The Company regards elements of its technology as proprietary and relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection methods to protect its proprietary technology. The Company has 33 U.S. patents, one U.S. patent application allowed, two U.S. patent applications pending, one Canadian patent application pending, and one European patent application allowed relating to certain of its technology and products.

          Patent Issuance, Enforceability and Expiration. There is no assurance that the Company's patent applications will result in issued patents, that the Company's existing patents or any future patents will give the Company any competitive advantages for its products or technology, or that, if challenged, the Company's patents will be held valid and enforceable. The Company's issued patents expire at various times over the next 18 years, with 17 patents expiring over the next five years. Although the Company believes that the manufacturing processes of much of its patented technology, particularly the technology used by the Company's Pacific Coast Technologies, Inc. subsidiary, are sufficiently complex that competing products made with the same technology are unlikely, there is no assurance that the Company's competitors will not design competing products using the same or similar technology after these patents have expired.

          Limits on Protection. Despite the precautions taken by the Company, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary, and existing intellectual property laws give only limited protection. Policing violations of such laws is difficult. The laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There is no assurance that these protections will be adequate or that the Company's competitors will not independently develop similar technology, gain access to the Company's trade secrets or other proprietary information, or design around the Company's patents. In fiscal 1996, the Company settled patent infringement litigation instituted by a competitor by purchasing two patents and granting the competitor a license to use the patents. The Company may be required to enter into other costly litigation to enforce its intellectual property rights or to defend infringement claims by others. Such infringement claims could require the Company to license the intellectual property rights of third parties. There is no assurance that such licenses would be available on reasonable terms, or at all.

     Environmental Matters. The Company is subject to federal, state and local laws, regulations and ordinances concerning solid waste disposal, hazardous materials storage, use and disposal, air emissions, waste water disposal, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for the Company because certain metals and chemicals used in its manufacturing processes are classified as hazardous substances. As a generator of hazardous materials, the Company is subject to financial exposure even if it fully complies with these laws. Environmental Laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. There is no assurance that any present or future noncompliance with Environmental Laws will not have a material adverse effect on the Company's results of operations or financial condition.

          Morel. Since the Company acquired Morel in December 1995, the Company has initiated an environmental compliance program for the Morel facility, which includes obtaining all permits necessary for that facility to operate in compliance with applicable Environmental Laws. As part of this program, in January 1996 Morel obtained a permit to discharge air emissions and in April 1997, the State of Washington issued a temporary waste water and storm water permit to Morel. Although the Company believes that final permits will be issued, there is no assurance that final permits will be issued, and the failure to obtain these permits would have a material adverse effect on the Company.

          NTI. Since the Company's acquisition of its Northwest Technical Industries, Inc. subsidiary ("NTI") in April 1997, the Company has been conducting an assessment of NTI's environmental compliance, including assessment of the possible need for permits to discharge air emissions and storm water.

          Effect of Non-Compliance. From time to time, the Company's operations may result in noncompliance with Environmental Laws. If Environmental Laws are violated, the Company could be liable for damages and for the costs of remedial actions and could also be subject to revocation of permits needed to conduct its business. Any such revocation could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company.

     Government Regulation. Certain of the Company's products are manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the federal government, the Company is directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Certain of these government regulations relate specifically to the vendor-vendee relationship with the government, such as the bidding and pricing rules. Under regulations of this type, the Company must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. The Company is also subject to many regulations affecting the conduct of its business generally. For example, the Company must adhere to federal acquisition requirements and standards established by the Occupational Safety and Health Act relating to labor practices and occupational safety standards. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

     Availability and Cost of Materials. The Company does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. The Company generally has readily available sources of raw materials and other supplies it needs to manufacture its products and, where possible, the Company maintains alternate sources of supply. However, shortages of, and price increases for, certain raw materials and supplies used by the Company have occurred in the past and may occur in the future. Future shortages or price fluctuations could have a material adverse effect on the Company's ability to manufacture and sell its products in a timely and cost-effective manner.

     Product Liability. The Company is subject to the risk of product liability claims and lawsuits for harm caused by products of the Company. The Company maintains product liability insurance with a maximum coverage of $2 million. However, there is no assurance that the Company's insurance will be sufficient to cover any claims that may arise. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company.

     Shares Eligible for Future Sale. The sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Company's Common Stock. As of December 18, 1997, the Company had 12,198,707 shares of Common Stock outstanding.

     The Company has filed a Form S-3 Registration Statement covering the resale of 524,000 shares of Common Stock sold in the Fall 1997 Offering and 537,500 shares of Common Stock subject to certain non-employee warrants (the "Warrants"), which became effective on December 29, 1997. Upon exercise of the Conversion Notes and of the Warrants, the Company will have a total of 14,908,897 outstanding shares of Common Stock, assuming that (a) the Convertible Notes are fully converted into the total number of shares of Common Stock offered by this

Prospectus, (b) the Warrants are fully exercised, (c) none of the Company's outstanding stock options or other warrants are exercised, and (d) no additional shares of Common Stock are issued. Of that total, 14,426,407 shares will be publicly traded or unrestricted, and 482,490 shares will be subject to certain restrictions on resale or vesting, assuming no changes from their current status.

     Additionally, at December 18, 1997, the Company had:

     a. up to 2,975,000 shares of Common Stock that remain reserved for issuance under the Company's Amended and Restated Stock Incentive Plan (as amended by Amendment No. 1), and registered for issuance on Form S-8 Registration Statements, under which 1,263,616 shares of Common Stock are subject to outstanding options granted under the plan;

     b. up to 160,000 shares of Common Stock issuable upon exercise of outstanding non-public warrants held by employees, which have been registered for issuance on a Form S-8 Registration Statement;

     c. up to 277,794 shares of Common Stock issuable upon conversion of 7,950 outstanding shares of the Company's Series A Convertible Preferred Stock, assuming an exercise price of $3.49 per share, the resale of which shares has been registered on a Form S-3 Registration Statement;

     d. up to 2,845,000 shares of Common Stock remaining issuable upon exercise of the Company's publicly-traded warrants, and certain other warrants issued to underwriters and a lender of the Company, and the resale of up to 370,900 of those shares and certain of those warrants, covered by the Company's Post-Effective Amendment No. 1 to a Registration Statement on Form SB-2;

     e. up to 68,041 shares of Common Stock reserved but unissued under the Company's Independent Director Stock Plan, which have been registered for issuance on a Form S-8 Registration Statement;

     f. up to 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, of which no shares have been issued to date; and

     g. approximately 217,054 shares of Common Stock issuable in a private placement upon the consummation of the Company's proposed acquisition of Olympic Tool & Engineering, Inc.

                              SELLING SHAREHOLDERS


     The Selling Shareholders are the holders of Convertible Notes in the initial aggregate principal amount of $5,800,000, which they purchased from the Company in the Convertible Note Offering. That offering was made pursuant to the exemption from registration contained in Rule 506 of Regulation D under the Securities Act. As of the date of this Prospectus, none of the Convertible Notes had been converted into Common Stock.

     Each Selling Shareholder has represented to the Company that it purchased the Convertible Notes for investment, with no present intention of distribution, except pursuant to sales registered or exempted under the Securities Act. However, because such investors, even though buying the Convertible Notes for investment, may wish to be legally permitted to sell the underlying Shares of Common Stock when they deem appropriate, the Company has filed the Registration Statement with respect to the resale of the Shares according to the plan of distribution described in this Prospectus. See "Plan of Distribution."

     The Company has agreed to prepare and file any amendments and supplements to the Registration Statement needed to keep it effective until the earlier of
(a) the date as of which the Selling Shareholders may sell all the Shares without restriction under the Securities Act, or (b) the date on which both (i) the Selling Shareholders have sold all of the Shares, and (ii) none of the Convertible Notes is outstanding. In addition, the Company has agreed to amend the Registration Statement to increase the number of Shares registered upon the occurrence of certain dilutive events described in the Convertible Notes, subject to the Nasdaq Cap discussed below. See "Description of Convertible Notes
- Conversion at Selling Shareholders' Election."

     After completion of this Offering, no Selling Shareholder will own any shares of Common Stock if all of the Shares offered by this Prospectus are sold, assuming that no Selling Shareholder buys any other shares of Common Stock after the date of this Prospectus. No Selling Shareholder has held any position or office or has had any other material relationship with the Company or any of its affiliates within the past three years.

     The following table sets forth the names of the Selling Shareholders and the initial principal amounts of the Convertible Notes held by each of them. The table also shows (a) the maximum number of Shares being offered by each of them under this Prospectus, and (b) the number of Shares issuable if all of the Convertible Notes were converted at the Fixed Conversion Price (as defined below), which was the Conversion Price in effect on December 18, 1997. These are only examples, and the actual number of Shares issuable may vary, up to the maximum of 2,172,690 Shares, as the Conversion Price is subject to adjustment due to changes in the Common Stock's market price, as reported on the Nasdaq NMS. The table has been calculated assuming that each Selling Shareholder's percentage of the Common Stock issuable on conversion of the Convertible Notes will be the same as that Selling Shareholder's percentage of the Convertible Notes held before the Offering. However, each Selling Shareholder's percentage of the Shares and the total number of Shares offered by any one Selling Shareholder may vary, because the Selling Shareholders may elect to convert their Convertible Notes at different times and therefore at different Conversion Prices.

                                                                                         Shares Issuable         % of
                                                                   Maximum                under Fixed         Outstanding
                           Initial Principal of      % of           Shares                Conversion         Common Stock
Selling Shareholders        Convertible Notes     Principal       Offered(1)               Price (2)           (2)(3)(4)
=============================================================================================================================
Olympus Securities,             $3,190,000           55%          1,194,980                 673,280              5.52%
Ltd.(5)
c/o Citadel Investment
Group, L.L.C.
225 West Washington St.
9th Floor
Chicago, IL 60606

Nelson Partners (5)             $2,610,000           45%            977,710                 550,865              4.52%
c/o Citadel Investment
Group, L.L.C.
225 West Washington St.
9th Floor
Chicago, IL 60606
                                ----------                        ---------               ---------
TOTAL                           $5,800,000                        2,172,690               1,224,145

-----------

(1) The Company has agreed to initially register 2,172,690 Shares for resale by the Selling Shareholders holding the Convertible Notes. The number of Shares shown in the above table as being offered by the Selling Shareholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Convertible Notes pursuant to the provisions thereof regarding determination of the applicable conversion price and certain antidilution provisions but which shares of Common Stock, in accordance with Rule 416 under the Securities Act, are included in the Registration Statement of which this Prospectus forms a part. At a Conversion Price of $2.669502, the number of shares of Common Stock issuable upon conversion of all the Convertible Notes would be 2,172,690. If the Conversion Price decreases below that price, some Selling Shareholders may be unable to convert all of their Convertible Notes to Common Stock due to the Nasdaq Cap. See "Description of Convertible Notes Conversion at Selling Shareholders' Election."

(2) Assumes conversion of the entire $5,800,000 principal balance of the Convertible Notes (excluding any accrued and unpaid interest) using a Fixed Conversion Price of $4.738, which was the Conversion Price in effect on December 18, 1997.

(3) Neither of the Selling Shareholders would be entitled to convert Convertible Notes into Shares to the extent that such conversion would result in such Selling Shareholder and its affiliates holding more than 4.9% of the Company's outstanding Common Stock at any point in time as the result of that conversion (but not including the shares underlying the unconverted portion of the Convertible Notes). See "Description of Convertible Notes - Conversion at Selling Shareholders' Election."

(4)  Based on 12,198,707 shares of Common Stock outstanding on December 18,
     1997.

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(5)  Citadel Limited Partnership is the managing general partner of Nelson
     Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.

Description of Convertible Notes

     Conversion Price. A Selling Shareholder who elects to convert all or part of a Convertible Note will receive, upon such conversion and subject to certain limitations described below, the number of shares of Common Stock equal to (a) the principal amount of Convertible Notes to be converted, plus accrued and unpaid interest on such principal amount, including any default interest (subject to the Company's right to pay any such interest in cash on the date of conversion), divided by (b) the Conversion Price. The "Conversion Price" is the lower of (i) $4.75, subject to adjustment under certain conditions (the "Fixed Conversion Price"), or (ii) 100% of the average of the five lowest closing bid prices per share of Common Stock over the 40 consecutive trading days before conversion. In accordance with the antidilution provisions of the Convertible Notes, at December 18, 1997, the fixed Conversion Price had been adjusted to $4.738.

     Conversion at Selling Shareholders' Election. A Selling Shareholder may convert its outstanding and unpaid Convertible Notes (together with accrued and unpaid interest) into shares of Common Stock in minimum principal amounts of $10,000, at any time and from time to time before December 31, 1999 (the "Maturity Date"), subject to the Nasdaq Cap and the 4.9% Cap, as discussed below. If a Selling Shareholder requests a conversion when the Conversion Price is low enough that such conversion would require the Company to issue more shares of Common Stock than the 2,172,690 Shares registered by the Registration Statement (the "Nasdaq Cap"), then the Company may either (a) elect to redeem the remaining balance of the Convertible Note held by such Selling Shareholder (see "Redemption"), or (b) call a shareholder meeting to approve the Convertible Note Offering, in order to comply with applicable Nasdaq rules. In addition, no Selling Shareholder may convert any portion of any Convertible Note in excess of the portion which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Selling Shareholder and its affiliates (but not including the shares underlying the unconverted portion of the Convertible Notes) to exceed, at any given time, 4.9% of the outstanding shares of Common Stock following such conversion (the "4.9% Cap").

     Conversion at Company's Election. The Company has the right, on 20 days prior written notice, to convert up to 25% of the then-outstanding principal amount of the Convertible Notes, if (a) the average of the closing bid prices of the Common Stock for the 30 consecutive trading days immediately preceding the date of the Company's conversion notice is at least 150% of the Fixed Conversion Price, (b) the closing bid price of the Common Stock on the date such notice is given is 150% of the Fixed Conversion Price, and (c) certain other conditions are satisfied.

     Mandatory Conversion. If not sooner converted, the Convertible Notes will automatically convert to Common Stock on the Maturity Date under the same terms as a conversion at the Selling Shareholders' election.

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
     Redemption. The Convertible Notes may be redeemed at the option of the Selling Shareholders at 115% of the then-current outstanding principal amount in the event of (a) the consolidation, merger or other business combination of the Company, (b) the sale or transfer of all or substantially all of the Company's assets, (c) a change of control of the Company, (d) under certain conditions, the lapse of the effectiveness of the Registration Statement, (e) the delisting of the Common Stock from the Nasdaq NMS, and (f) certain other significant events, as specified in the Convertible Notes.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may resell the Shares from time to time in transactions (a) on the Nasdaq NMS, (b) in privately negotiated transactions,
(c) by writing options on the Shares, (d) to cover short sales, or (e) by a combination of such methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The Selling Shareholders may sell the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the buyers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the Shares by the Selling Shareholders. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this Prospectus. The Company has the right to suspend use of this Prospectus for limited periods of time under certain circumstances. There is no assurance that the Selling Shareholders will convert any or all of the Convertible Notes or sell any or all of the Shares offered by them under this Prospectus.

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares under this Prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to pay all expenses (other than any underwriting discounts and commissions and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares by the Selling Shareholders.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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                                  LEGAL MATTERS

     The validity of the issuance of the securities of the Company offered under this Prospectus and the Registration Statement, and certain other related legal matters, have been passed upon for the Company by Stoel Rives LLP of Seattle, Washington.

                                     EXPERTS

     The Company's consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this Prospectus and the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

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